Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of Tecnoglass Inc. on Form S-4 of our report dated April 16, 2014, except for Note 4 to the consolidated financial statements as to which the date is April 15, 2015, with respect to our audit of the consolidated financial statements of Tecnoglass Inc. and Subsidiaries as of December 31, 2013 and for the year ended December 31, 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

March 11, 2016